Exhibit 23-a








                   Consent of Independent Public Accountants



TO:  American Home Products Corporation:

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-3 registration statement and post-effective amendment No. 1 to Form S-3 registration statement (No. 33-45324) of our report dated January 18, 1994 incorporated by reference in the American Home Products Corporation Form 10-K for the year ended December 31, 1993 as well as our report also dated January 18, 1994 on the supplemental schedules included in that Form 10-K and to all references to our firm included in this registration statement.

/s/ ARTHUR ANDERSEN LLP

New York, N.Y.
January 17, 1995